Exhibit 10.1

November 1, 2007

Mr. James H. Geers
1920 Queenswood Drive
Unit H
Findlay, OH 45840-6949

Re: Consultant Agreement (the “Agreement”)

Dear Jim:

When we learned of your decision to retire from Cooper Tire & Rubber Company (“Cooper”) earlier this year, we discussed the continuation of your services, as a consultant, on several issues, including certain labor and employment lawsuits pending against Cooper. We agreed such an arrangement would be beneficial to both you and Cooper. Accordingly, this letter confirms the agreement between you and Cooper with regard to the provisions of your services.

1.	DUTIES — Cooper retains your services as a consultant to its management. It is understood and agreed that you will serve and perform such duties, at such times and places and in such manner as Cooper may reasonably direct from time to time, including, but not limited to, the following:

(A)	Providing management assistance related to Cooper’s Global Human Resources function.

(B)	Providing services related to certain employment and labor lawsuits pending against Cooper.

(C)	Performing such other management services which may be requested from time to time.

This is a personal service agreement and is entered into by Cooper with you in reliance upon and in consideration of your personal qualifications.

You will report to Cooper’s Senior Vice President, Global Human Resources.

It is agreed that you will, at all times, faithfully, industriously, and to the best of your ability, experience, and talents, perform all the duties which may be required of and from you pursuant to the express and implicit terms hereof to the reasonable satisfaction of Cooper.

2.	COMPENSATION – For services provided hereunder, Cooper shall a) pay you a lump sum amount of $350,000, payable no later than November 9, 2007; b) provide you a vehicle pursuant to the terms of its vehicle program until the earlier of: (a) your death or (b) December 31, 2008. You shall have the option to purchase the vehicle, at a price equal to Cooper’s cost, on or before December 31, 2008.

3.	EXPENSES — Cooper shall reimburse you for all reasonable and ordinary expenses necessarily incurred by you while performing your duties pursuant to this Agreement. Reimbursement shall be made upon the submission by you to Cooper of a document itemizing the expenses incurred.

4.	OFFICE ACCESS AND EQUIPMENT – For the period from June 30, 2007 until December 31, 2007, Cooper shall provide you with:

(A) Cell phone;

(B) Blackberry;

(C) Office space with computer;

(D) Security access to Cooper’s business premises.

5.	TERM — The term of this Agreement shall begin as of June 30, 2007, and shall terminate as of December 31, 2008. The term of the Agreement may be extended provided the parties hereto mutually agree to compensation, length of extended term and other relevant conditions which will govern the extended term.

Notwithstanding the above, Cooper, at its option, shall elect to terminate this Agreement either (a) at any time, upon at least thirty (30) days written notice to you; or (b) if you, for any reason, shall be or become unable to or prevented from performing the services provided for in this Agreement. You shall be deemed to be unable or prevented from performing the services upon your death or if you are unavailable to perform your duties hereunder ninety (90) consecutive days.

6.	INDEPENDENT CONTRACTOR — Your services to Cooper will be in the form of an independent contractor and you shall not be entitled to any benefits which are provided by Cooper to its full-time employees including, but not limited to any eligibility and right to receive payments arising out of Cooper’s Annual Incentive Plan for years 2007 and after, for which I hereby agree to waive any right and interest. You shall have no authority to bind Cooper by a promise or representation unless specifically authorized in writing to do so.

7.	RECORDS — On termination of this Agreement you shall deliver all records, notes, data, memorandum reports, completed and uncompleted, of any nature that are in your possession or under your control and that are the property of Cooper or relate to Cooper’s business.

8.	REPORTS — All reports required hereunder shall be the property of Cooper and you will not disclose the contents thereof for any purpose other than for the purpose hereunder without the express written permission of the General Counsel of Cooper.

9.	CONSTRUCTION — There is no verbal understanding between us, and this Agreement supersedes all prior proposals or other agreements between us. All conditions of your consulting services are set forth in this Agreement. No amendment or modification to this Agreement shall be effective unless in writing and signed by you and Cooper. This Agreement shall be construed in accordance with the laws of the State of Ohio.

If the foregoing correctly expresses our understanding, please signify your agreement hereto and return to the undersigned one executed copy and retain the duplicate hereof for your records.

Very truly yours,

COOPER TIRE & RUBBER COMPANY

/s/ Roy V. Armes
Roy V. Armes
President and Chief Executive Officer

ACCEPTED:

/s/ James H. Geers
James H. Geers

Date: _11/01/07